INDEPENDENT ACCOUNTANTS' REPORT


The Board of Directors
The Money Store Investment Corporation and
The Money Store Commercial Mortgage, Inc. d/b/a
    First Union Small Business Capital

We have examined management's assertion, included in the accompanying management assertion, that The Money Store Investment Corporation and The Money Store Commercial Mortgage, Inc. d/b/a First Union Small Business Capital (a wholly-owned subsidiary of First Union National Bank) (the Company) complied with the minimum servicing standards relating to its servicing of business loans, set forth in the Mortgage Bankers Association of America's (MBA) UNIFORM SINGLE ATTESTATION PROGRAM FOR MORTGAGE BANKERS (USAP), except minimum servicing standards V.4. and VI.1., which the MBA has interpreted as being inapplicable to the servicing of commercial and multifamily loans, as of and for the year ended December 31, 2000. Management is responsible for the Company's compliance with those minimum servicing standards. Our responsibility is to express an opinion on the Company's compliance based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the applicable minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the applicable minimum servicing standards.

In our opinion, management's assertion that the Company complied in all material respects with the aforementioned applicable minimum servicing standards relating to its servicing of business loans as of and for the year ended December 31, 2000 is fairly stated, in all material respects.


/s/ KPMG

March 16, 2001

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                             MANAGEMENT'S ASSERTION

As of and for the year ended December 31, 2000, The Money Store Investment Corporation and The Money Store Commercial Mortgage, Inc. d/b/a First Union Small Business Capital (the Company) has complied in all material respects with the minimum servicing standards relating to its servicing of business loans, set forth in the Mortgage Bankers Association of America's (MBA) UNIFORM SINGLE ATTESTATION PROGRAM FOR MORTGAGE BANKERS (USAP), except minimum servicing standards V.4. and VI.1., which the MBA has interpreted as being inapplicable to the servicing of commercial and multifamily loans.

As of and for the year ended December 31, 2000, the Company had in effect fidelity bond and errors and omissions policies in the amounts of $206 million and $20 million, respectively.



  /s/ Donna Jordan Serres                                      MARCH 16, 2001
--------------------------------------------                   --------------
         Donna Jordan Serres                                        Date
      Chief Operating Officer
  The Money Store Investment Corp; and
   The Money Store Commercial Mortgage, Inc. d/b/a
    First Union Small Business Capital



  /s/ Donald W. Coombe                                         MARCH 16, 2001
--------------------------------------------                   --------------
         Donald W. Coombe                                           Date
   The Money Store Investment Corp; and
 The Money Store Commercial Mortgage, Inc. d/b/a
    First Union Small Business Capital